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                                                                     EXHIBIT 5.2



                                 July 21, 1998



Sterling Commerce, Inc.
4600 Lakehurst Court
Dublin, OH  43016

          Re:  Registration of 481,885 Shares of Common Stock,
               par value $.01 per share, of Sterling Commerce, Inc.
               ----------------------------------------------------

Ladies and Gentlemen:

     We have acted as counsel to Sterling Commerce, Inc., a Delaware corporation ("Sterling Commerce"), in connection with the registration of 481,885 shares of common stock, par value $.01 per share (the "Common Stock"), of Sterling Commerce, and certain rights (the "Rights") entitling holders thereof to purchase, under certain circumstances, one one-hundredth of a share of Series A Junior Participating Preferred Stock, par value $.01 per share, of Sterling Commerce (the shares of Common Stock and the Rights are collectively referred to herein as the "Shares"). The Shares will be issuable pursuant to options to purchase common stock, par value $.01 per share ("XcelleNet Stock"), of XcelleNet, Inc. ("XcelleNet") granted under the XcelleNet, Inc. 1987 Stock Option Plan, the XcelleNet, Inc. 1994 Stock Option Plan for Outside Directors and the 1996 Long-Term Incentive Plan (collectively, the "Option Plans"), and outstanding options to purchase XcelleNet Stock granted to directors and consultants of XcelleNet (collectively, the "Options"). In accordance with the terms of the Agreement and Plan of Merger, dated as of April 16, 1998 (the "Merger Agreement") by and among Sterling Commerce, Sterling Commerce (Southern), Inc. and XcelleNet, the Options were converted into options to purchase Common Stock.

     We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion. Based on such examination and subject to the qualifications and limitations set forth below, we are of the opinion that, when the Post-Effective Amendment No. 1 on Form S-8 to the Registration Statement on Form S-4, Commission File No. 333-56475 (the "Registration Statement") filed by Sterling Commerce to effect registration of the Shares under the Securities Act of 1933, as amended, becomes effective by the Securities and Exchange Commission and the Shares have been issued in accordance with the terms of the Option Plans and the related option agreements, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

     In rendering the foregoing opinion, we have (i) assumed the authenticity of all documents represented to us to be originals, the conformity to original documents of all copies of documents submitted to us, the accuracy and completeness of all corporate records made available to us by Sterling Commerce and the genuineness of all signatures that purport to have been made in a corporate, governmental, fiduciary or other capacity, and that the persons who affixed such signatures
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had authority to do so, and (ii) relied as to certain factual matters upon certificates of officers of Sterling Commerce and public officials, and we have not independently checked or verified the accuracy of the statements contained therein. In addition, our examination of matters of law has been limited to the General Corporation Law of the State of Delaware and the federal laws of the United States of America, in each case as in effect on the date hereof.

     We hereby consent to the filing of this opinion as Exhibit 5.2 to the Registration Statement.

                              Very truly yours,

                              /s/ Jones, Day, Reavis & Pogue
                              ------------------------------

                              Jones, Day, Reavis & Pogue